ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20090715175-57
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/30/2009 1:00 PM
	Entity Number C9259-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

China Nutrifruit Group Limited

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A Series of Preferred Stock to be designated "Series A Convertible Preferred Stock," which series will consist of 545,455 shares of the Preferred Stock, par value $.001 per share, of the corporation and have the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions that are set forth in Exhibit A attached hereto and incorporated herein.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. **Designation**. The designation of the series of preferred stock created hereby shall be "Series A Convertible Preferred Stock" (the "**Series A Convertible Preferred Stock**") and the number of shares constituting the Series A Convertible Preferred Stock shall be 545,455 shares, par value $0.001 per share.

2. **Redemption; Liquidation Preference**.

(a) The Series A Convertible Preferred Stock shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a "**Liquidation Event**"), rank (i) senior to the Company's common stock, par value $0.001 per share (the "**Common Stock**"), and to any other class or series of stock issued by the Company not designated as ranking senior to or *pari passu with* the Series A Convertible Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event ("**Junior Stock**"); and (ii) *pari passu* with any other class or series of stock of the Company, the terms of which specifically provide that such class or series shall rank *pari passu* with the Series A Convertible Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event. During the three years following the date of original issuance of the Series A Convertible Preferred Stock, no shares of Series A Convertible Preferred Stock may be redeemed by the Company without the express written consent of each holder of such shares, provided or withheld in such holder's sole discretion. So long as at least 10% of the originally issued shares of Series A Convertible Preferred Stock shall remain outstanding, the Company shall not redeem, purchase or otherwise acquire directly or indirectly any Junior Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $33.00 per share (such amount, the "**Liquidation Preference Amount**") plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the Common Stock or Junior Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Convertible Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (A) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (B) state the amount per share of Series A Convertible Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b) At any time on or after less than 10% of the originally issued shares of Series A Convertible Preferred Stock shall remain outstanding and the Equity Conditions are met, the Company may, at the option of the Company, redeem all shares of Series A Convertible Preferred Stock then outstanding at a price equal to one hundred and one percent (101%) of the Liquidation Preference Amount, plus any accrued and unpaid dividends (the "**Optional Redemption Price**"). A holder of then outstanding Series A Convertible Preferred Stock may also, upon the satisfaction of the foregoing conditions and at the option of such holder, request the Company to redeem all or any of its shares of Series A Convertible Preferred Stock at the Optional Redemption Price. For the purposes of this Section 2(b), "**Equity Conditions**" shall mean (i) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the holders of outstanding shares of Series A

Convertible Preferred Stock, if any, (ii) all dividends and other amounts owing in respect of the Series A Preferred Stock shall have been paid; (iii) there is an effective registration statement pursuant to which the holder of any shares received upon conversion of Series A Convertible Preferred Stock is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant hereto (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or any shares received upon conversion of Series A Convertible Preferred Stock may be sold by the holder thereof without volume restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended, (iv) the Common Stock is trading on whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question (the "**Trading Market**") and all of the shares issuable pursuant hereto are listed for trading on the Trading Market (and the average daily trading volume during the 30 consecutive trading days preceding such date shall exceed 75,000 shares), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant hereto, (vi) the issuance of the shares issuable upon conversion in full of the redemption amount to the holder would not violate the limitation set forth in Section 4(c).

3. **Dividends.**

(a) The holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive and the Company shall pay, cumulative dividends at the annual rate of 7% on the Liquidation Preference Amount thereof.

(b) Such dividends shall be payable annually on September 1 beginning with the first such date after September 30, 2009 (the "**Original Issue Date**") and any Optional Conversion Date ("**Dividend Payment Date**") in cash and if such Dividend Payment Date is not a business day in New York, NY and Beijing, PRC then on the next succeeding business day.

(c) So long as at least 10% of the originally issued shares of Series A Convertible Preferred Stock shall remain outstanding, the Company shall not directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 4 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Stock so long as any dividends due on the Series A Convertible Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or shares *pari passu* with the Series A Convertible Preferred Stock.

(d) Each fractional share of Series A Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series A Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Convertible Preferred Stock.

4. **Conversion.** The holders of Series A Convertible Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

(a) Optional Conversion. Subject to and in compliance with this Section 4, at any time on or after the issuance of the Series A Convertible Preferred Stock, each share of

Series A Convertible Preferred Stock may be converted, at the option of the holder into fully paid, nonassessable shares of Common Stock at a Conversion Rate (the "**Conversion Rate**") calculated by dividing the Liquidation Preference Amount per share by the Conversion Price (as defined below) per share (a "**Conversion**"). The "**Conversion Price**" means $3.30 per share, initially, which may be adjusted from time to time pursuant to Section 5 or Section 8. Any holder of Series A Convertible Preferred Stock may, at such holder's option, elect to convert all or any portion of the shares of Series A Convertible Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such Liquidation Event to the holders of Series A Convertible Preferred Stock.

(b) Mandatory Conversion of Series A Convertible Preferred Stock.

i. At the election of the Company, upon (i) the closing of a Qualified Sale or (ii) when the average of the daily closing price of the Common Stock for at least 30 consecutive trading days is not less than $4.25 and the daily trading volume during each of those 30 trading days exceeds 75,000 shares, each share of Series A Convertible Preferred Stock shall automatically be converted (a "**Market Forced Conversion**," and collectively with a Qualified Sale, a "**Forced Conversion**") into the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock would be converted immediately prior to the closing of such Qualified Sale or the 20th business day following such election by the Company, as the case may be (the "**Forced Conversion Date**"). For purposes of this Certificate of Designation, the term "**Qualified Sale**" means the sale by the Company of shares of the Common Stock in a registered public offering in which the Company sells shares of its stock in exchange for at least $10 million in gross proceeds and the holders of the Series A Convertible Preferred Stock are able to offer and sell at least 50% of the Common Stock that would be received upon such Forced Conversion pursuant to subparagraph (v) below.

ii. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled but for the provisions of this Section 8(b), based on the number of shares of Series A Convertible Preferred Stock held by such holder, the Company shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series A Convertible Preferred Stock by the Company upon conversion of Series A Convertible Preferred Stock by such holder.

iii. To the extent permitted by law, the Company shall give to each holder of record of Series A Convertible Preferred Stock written notice of mandatory conversion at least ten (10) business days prior to the Forced Conversion Date, setting forth therein: (i) the conversion rate (the "Forced Conversion Rate") to be applied in effecting the automatic conversion on the Forced Conversion Date, which shall be calculated by dividing the Liquidation Preference Amount per share by $2.75 (in the event of a Qualified Sale) or $3.30 (in the event of a Market Forced Conversion), as the case may be, each of which amounts shall be adjusted in accordance with Section 5 in the same manner and to the same extent as any adjustments to the Conversion Price which shall have been effected between the original issuance of the Series A Convertible Preferred Stock and the Forced Conversion Date; (ii) the number of shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock are to be converted based on such Forced Conversion Rate; (iii) that the conversion is to be effective on the Forced Conversion Date; (iv) the address of the place or places at which the certificate or

certificates representing such holder's shares of Series A Convertible Preferred Stock are to be surrendered; and (v) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Series A Convertible Preferred Stock at such holder's address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Company. On or before the Forced Conversion Date, each holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing all such holder's shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Forced Conversion Date and the surrender of the certificate or certificates representing shares of Series A Convertible Preferred Stock, the Company shall issue and deliver to each such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Company a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

iv. All outstanding shares of Series A Convertible Preferred Stock shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (i) no share of Series A Convertible Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Convertible Preferred Stock, and (ii) each holder of Series A Convertible Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Forced Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

v. In the event of a Qualified Sale Forced Conversion of a holder's shares of Series A Convertible Preferred Stock, such holder shall be given the opportunity to sell, as a selling stockholder in a Qualified Sale, up to 50% of shares of Common Stock issued to such holder upon conversion of the Series A Convertible Preferred Stock in such Qualified Sale, having first priority over any other sellers in such offering (other than other holders of Series A Convertible Preferred Stock) and shall not be subject to any underwriter lockup in relation thereto. Such holder agrees to provide such information, and execute and timely deliver any and all documentation, reasonably requested by the Company or the lead underwriter for the Qualified Sale. If such holder elects to sell shares in such Qualified Sale, the Company will pay, on behalf of such holders, up to 50% of the underwriting discounts and commissions applicable to the sale of such shares.

vi. In connection with a Qualified Sale Forced Conversion, the Company shall pay to the holder for each share of Series A Convertible Preferred Stock so converted a per share amount equal to seven percent (7%) of the Original Issue Price plus all accrued and unpaid dividends (the **"Conversion Payment"**). The Conversion Payment shall be due and payable to a holder of Series A Convertible Preferred Stock upon surrender of such

holder's certificate representing such shares or a duly executed affidavit confirming that such holder's certificate has been lost, stolen, destroyed or mutilated

(c) Limitation on Number of Shares Issuable. If the Conversion Price on the date of the Securities Purchase Agreement relating to the subscription for the Series A Convertible Preferred Stock is less than the closing price of the Common Stock on the Trading Market on the Trading Day immediately prior to the Closing Date defined in such Securities Purchase Agreement, then, prior to the 20th day following the mailing by the Company to its shareholders of a Definitive Information Statement on Schedule 14C relating to shareholder approval of the transactions pursuant to which the Series A Convertible Stock was issued, the Company may not issue upon conversion of the Series A Convertible Preferred Stock, a number of shares of Common Stock, which, when, aggregated with any shares of Common Stock issued prior to such Conversion Date (A) upon conversion of the Series A Convertible Preferred Stock and (B) upon exercise of those certain warrants issued pursuant to that certain Securities Purchase Agreement, would exceed 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date (calculated as 7,225,150 as of the Closing Date) (the "**Maximum Aggregate Share Amount**"). Each holder of a share of Series A Convertible Preferred Stock shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (x) such the number of shares of Series A Convertible Preferred Stock initially purchased by such holder by (y) the aggregate number of shares purchased by all holders.

(d) Mechanics of Conversion. The Conversion of Series A Convertible Preferred Stock shall be conducted in the following manner:

i. Holder's Delivery Requirements. To convert Series A Convertible Preferred Stock into full shares of Common Stock on any date (a "**Conversion Date**"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a completed and fully executed notice of conversion in the form attached hereto as Exhibit I (the "**Conversion Notice**"), to the Company at 5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang China 163316, Attention: Chief Executive Officer and (B) surrender to the Company or its Transfer Agent (as defined below) as soon as practicable following such Conversion Date the original certificates representing the shares of Series A Convertible Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "**Preferred Stock Certificates**") and the originally executed Conversion Notice.

ii. Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. The Company or its designated transfer agent (the "**Transfer Agent**"), as applicable, shall, within three (3) trading days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled.

iii. Converted Common Stock Held in Book-Entry Form. If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above in this Section 4(b)(ii), the Holder prefers to receive the shares due of Common Stock upon conversion in book-entry form, then instead of issuing such certificates, the Company or the Transfer Agent shall issue and deliver to the Depository Trust Company

("**DTC**") account on the holder's behalf, via the Deposit Withdrawal Agent Commission System ("**DWAC**"), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in or with the Conversion Notice. Notwithstanding the foregoing, the Company or its Transfer Agent shall only be obligated to issue and deliver shares to DTC on a holder's behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock (a "Registration Statement") is then effective.

If the number of shares of Series A Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted by a holder for conversion is greater than the number of shares of Series A Convertible Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than ten (10) trading days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Convertible Preferred Stock not converted.

iv. Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than four (4) business days after the Company's receipt of such holder's originally executed Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time the accountant received the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(b)(iii).

v. Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

vi. Buy-In Rights. In addition to any other rights available to the holders of Series A Convertible Preferred Stock, if the Company fails to issue to a holder, on or before the Delivery Date and in accordance with Section 4(b)(ii) hereof, the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock to which such holder is entitled, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by

the holder of the shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock which the holder anticipated receiving upon such conversion (a "**Buy-In**"), then the Company shall either (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, at which point the Company's obligation to issue such shares of Common Stock being converted shall terminate, or (2) either reinstate the shares of Series A Convertible Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence, the Company may choose to pay to the holder $1,000, at which point the Company's obligation to issue such shares of Common Stock being converted shall terminate. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Convertible Preferred Stock as required pursuant to the terms hereof.

(e) Beneficial Ownership Limitation. The Company shall not be obligated to effect any conversion of the Series A Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Convertible Preferred Stock to the extent that after giving effect to such conversion, such Holder (together with such Holder's affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder's affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 4(n), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether the Series A Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates) and of which shares of Series A Convertible Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder's determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Series B Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent Form 10-Q or Form 10-K, (B) a more

recent public announcement by the Company or (C) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within five trading days confirm orally to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Convertible Preferred Stock, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock held by the Holder. The Beneficial Ownership Limitation provisions of this Section 4(c) may be waived by such Holder, at the election of such Holder, upon not less than 61 days' prior notice to the Company. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Convertible Preferred Stock.

5. <u>Adjustments to Conversion Price, Conversion Rate and Certain Other Adjustments</u>. The Conversion Rate for the number of shares of Common Stock into which the Series A Convertible Preferred Stock shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A Convertible Preferred Stock holders:

(a) <u>Adjustments for Stock Dividends, Subdivisions and Stock Splits</u>. If, prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a stock split, subdivision or recapitalization of shares of Common Stock or other similar event, then, immediately prior to the effective time, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of the Series A Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) <u>Adjustments for Stock Combinations and Consolidations</u>. If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, immediately prior to the effective time, the number of shares of Common Stock issuable on Conversion of the Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) <u>Mergers or Consolidations</u>. If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a "**Reorganization**"), then as a part of such Reorganization, provision shall be made so that each holder of outstanding Series A Convertible Preferred Stock at the time of such Reorganization shall thereafter be entitled to receive, upon conversion of the Series A Convertible Preferred Stock in lieu of the Common Stock immediately theretofor acquirable upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable

upon conversion of such holder's Series A Convertible Preferred Stock would be entitled on such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A Convertible Preferred Stock remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above. If this Section 5(c) applies to a Reorganization, Sections 5(a) and 5(b) shall not apply to such Reorganization.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall, at any time within two (2) years following the initial issuance date of the Series A Convertible Preferred Stock, issue or sell any additional shares of Common Stock (**"Additional Shares of Common Stock"**) or issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (**"Convertible Securities"**), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the **"Common Stock Equivalents"**) at a price per share less than $3.30 or without consideration (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares, other than as part of an "Exempt Issuance," as listed under Section 5(f)), then and in such event, the Conversion Price then in effect shall multiplied by a fraction (a) the numerator of which shall be equal to the sum of (x) the number of shares of outstanding Common Stock immediately prior to the issuance of such Additional Shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock or Convertible Securities, as the case may be, so issued would purchase at a price per share equal to the Conversion Price then in effect and (b) the denominator of which shall be equal to the number of shares of outstanding Common Stock immediately after the issuance of such Additional Shares of Common Stock or Convertible Securities, as the case may be. For purposes of this Section, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion of Convertible Securities outstanding immediately prior to such issue are deemed outstanding.

(f) Restriction on Conversion Rate and Conversion Price Adjustment. Notwithstanding anything to the contrary set forth in Sections 5(e), no adjustment shall be made to the Conversion Price and/or the Conversion Rate with regard to (1) issuance of Common Stock or any other securities exercisable into shares of Common Stock (so long as all such issuances in the aggregate do not exceed fifteen percent (15%) of the Common Stock issued and outstanding immediately prior to such issuance or grants) pursuant to the Company's equity incentive plans which shall have been approved by a majority of the Company's independent director; (2) issuance of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; (3) securities issued pursuant to bona fide strategic acquisitions or other business combinations by the Company which have been approved by the Board of Directors of the Company, provided any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital; and (4) securities issued to vendors, customers, suppliers, consultants, or financial

advisors if such issuance is approved by the Board of Directors of the Company, provided such securities are issued for other than primarily capital raising purposes and is limited to an aggregate of 300,000 shares of Common Stock. (the "**Exempt Issuance**").

6. __Voting Rights__. The holders of shares of Series A Convertible Preferred Stock shall be entitled to the following voting rights:

(a) Holders of the Series A Convertible Preferred Stock shall vote on an "as converted" basis, together with the Common Stock, as a single class, in connection with any proposal submitted to the Company's stockholders, except as required by the Nevada Revised Statute.

(b) Whenever holders of Series A Convertible Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to the number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A Convertible Preferred Stock based on the then applicable Conversion Rate.

7. __No Impairment__. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.

8. __No Fractional Shares and Certificate as to Adjustments__. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

9. __Notices of Record Date__. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

10. __Notices__. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Convertible Preferred Stock shall be

deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

11. **Protective Provisions**. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting as a separate class:

(a) in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A Convertible Preferred Stock;

(b) adversely alter or change the rights, preferences, designations or privileges of the Series A Convertible Preferred Stock;

(c) amend the Company's Certificate of Incorporation in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series A Convertible Preferred Stock;

(d) increase or decrease the authorized number of shares of preferred stock of the Company or otherwise reclassify the Company's outstanding securities; or

(e) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors.

12. **No Charge for Conversion**. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Convertible Preferred Stock shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

13. **Reservation of Shares**. On and after the initial issuance of the Series A Convertible Preferred Stock, the Company shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, no less than one hundred thirty percent (130%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Company shall immediately, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Convertible Preferred Stock.

14. **Return of Status as Authorized Shares**. Upon a Conversion or any other redemption or extinguishment of the Series A Convertible Preferred Stock, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A Convertible Preferred Stock) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

15. **Amendment**. This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Convertible Preferred Stock. For as long as any shares of Series A Convertible Preferred Stock are outstanding, the terms hereof may be

amended, modified, repealed or waived only by the affirmative vote or written consent of holders of fifty one percent (51%) of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a class and series, other than any provision hereof which shall require the affirmative vote or written consent of a higher percentage of the then outstanding shares of Series A Convertible Preferred Stock.

EXHIBIT I

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series A Convertible Preferred Stock of China Nutrifruit Group Limited (the "**Certificate of Designations**") included in the Articles of Amendment to the Articles of Incorporation of China Nutrifruit Group Limited filed with the Secretary of State of the State of Nevada on September 30, 2009. In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "**Preferred Shares**"), of China Nutrifruit Group Limited, a Nevada corporation (the "**Company**"), indicated below into shares of Common Stock, par value $0.001 per share (the "**Common Stock**"), of the Company, by tendering the stock certificate(s) representing the share(s) of the Preferred Stock specified below as of the date specified below.

Date of Conversion: ________________

Number of Preferred Shares to be converted: ________________

Stock certificate no(s). of Preferred Shares to be converted: ________________

The Common Stock have been sold pursuant to the Registration Statement: YES___ NO___

Please confirm the following information:

Number of shares of Common Stock to be issued: ________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ______________
Facsimile Number: ______________
Authorization: ______________
By: ______________
Title: ______________

Dated: ________________